Exhibit 23.13

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc., we, Canadian Malartic General Partnership, hereby consent to the use of our name in connection with the reference to the report entitled “Technical Report on the Mineral Resource and Mineral Reserve Estimates for the Canadian Malartic Property” dated August 13, 2014 (the “Report”) and to the inclusion or incorporation by reference of references to and extracts from or summaries of the Report in the Registration Statement.

Canadian Malartic General Partnership

By:	/s/ Patrick Champagne
Name:	Patrick Champagne
Title:	Assistant General Manager — Mill

March 28, 2017